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                                                Exhibit 23

                    INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this Registration Statement of Sun Life Assurance Company of Canada (U.S.) on Form S-2 of our report dated March 22, 2000 accompanying the financial statements of Sun Life Assurance Company of Canada (U.S.), appearing in the Prospectus for MFS Regatta Choice Variable and Fixed Annuity and in the Prospectus for Futurity III Variable and Fixed Annuity, which are part of such Registration Statement, and to the incorporation by reference of our report dated February 10, 2000 appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 1999, which includes explanatory paragraphs relating to the use of statutory accounting practices which differ from generally accepted accounting principles.

We also consent to the references to us under the heading "Accountants" in such Prospectuses.



DELOITTE & TOUCHE LLP
Boston, Massachusetts



June 9, 2000